UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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         (e)(2))
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[X]    Soliciting Material Pursuant to ss.240.14a-12


                                MMC ENERGY, INC.
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                (Name of Registrant as Specified In Its Charter)


                                 KARL W. MILLER
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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The following press release was issued by Energy Holdings Limited LLC, G.
William Eason and Karl W. Miller on March 31, 2008.

       ENERGY HOLDINGS LIMITED BELIEVES STOCKHOLDERS WILL BE DISAPPOINTED ABOUT DISCLOSURES IN MMC ENERGY, INC.'S PRELIMINARY PROXY STATEMENT

WILMINGTON, N.C., March 31 -- Energy Holdings Limited LLC ("EHL") expressed its belief that stockholders of MMC Energy, Inc.'s ("MMC") (NASDAQ: MMCE) will be extremely disappointed about certain disclosures contained in MMC's preliminary proxy statement which was filed with the Securities and Exchange Commission last Friday, according to G. William Eason, EHL's Managing Member.

EHL has found it difficult to identify any apparent link between certain director and executive compensation disclosures on the one hand and MMC's critical need for increasing shareholder value on the other.

MMC's preliminary proxy statement discloses that certain bonuses to senior management were approved explicitly on the basis of retention as opposed to 2007 performance. "We do not understand how retention of senior management contributes to shareholder value unless it is coupled with performance on an executable business strategy" Mr. Eason said. One shareholder proposal contained in MMC's preliminary proxy statement noted that "the drastic decline in value of MMC's common stock price is a clear indication that the market has little confidence in MMC's management and its ability to execute a profitable business strategy." EHL believes it is time to return value to MMC shareholders by instituting a "pay for performance" policy in executive compensation decisions and placing emphasis on the underlying business.

EHL also believes that MMC took a number of actions desired to entrench management and make it more expensive for MMC and its stockholders to replace management or for a third party to acquire MMC after EHL and Karl Miller, MMC's founder announced their intention to nominate an alternative slate of directors for election at the 2008 annual meeting of stockholders. In particular, MMC entered into recent arrangements with its senior management that gives them millions of dollars in benefits in the event of change of control.

In addition, Messrs. Hamilton, Gagnon and Scarborough were granted an aggregate of 180,000 shares of restricted stock in March of this year that would become fully vested upon a change of control. We note that the statement that 130,000 of these stock awards do not vest unless MMC's stock price reaches $5.50 per share for ten consecutive trading days is a veiled attempt to label these grants as pay for performance, as they will fully vest regardless of MMC's performance upon a change of control. Mr. Eason noted, "We believe these aggressive arrangements and stock grants will do nothing to advance MMC's strategy or business and will further erode the market's confidence in MMC's board and management team. The only effect we can see of these actions is entrenching management and making a change of control of MMC more expensive, thereby diluting stockholders returns."

EHL also noted confusion about assertions in the preliminary proxy statement that certain executive officers do not have written employment agreements as a result of the severance payment made to Karl Miller under Mr. Miller's employment agreement as a result of his separation from MMC's service. Mr. Eason stated that it is disingenuous to state that the written severance and change in control benefits provided to MMC management are not employment agreements as they set forth principal provisions that would be contained in employment agreements. Mr. Eason also stated that it would not be correct to compare Mr. Miller with the current members of management as Mr. Miller is the founder of MMC, personally guaranteed its initial indebtedness, raised MMC's IPO funds, accepted less severance under his employment agreement than it provided, has acquired a significant part of his MMC stock holdings through personal investment and has agreed personally to invest $1 million in additional MMC shares should the EHL slate of nominees for the MMC board be successful.

"The EHL proxy is about corporate governance and a management team that is more strongly positioned to execute and maximize shareholder value, not seizing control of MMC without paying a premium, as MMC states in its filing. MMC is a micro-cap growth company which requires hands on, results driven and execution oriented management team, not caretakers. EHL is prepared to explore all options and will always do what is in the best interest of shareholders," added Eason.

Other recent actions of the MMC board do not conform to the use of proceeds outlined in the prospectus and registration statement from the MMC June 2007 IPO.

     - On March 26, 2008 MMC announced a $2.5MM stock repurchase plan that puzzled investors and analysts alike. In response on March 27, EHL voiced its concern that such a share repurchase by a micro-cap growth company will have the effect of reducing MMC's cash and growth at the expense of existing shareholders. EHL encouraged the MMC board and management to purchase shares individually if they believe MMC stock is undervalued.

     - EHL noted the repurchasing of common stock is typically done by large, well-capitalized companies, with cash surpluses and ready access to capital markets. A buyback of stock less than a year after MMC's IPO poses significant risk to shareholders as management cannot currently access capital markets without significantly diluting shareholders.

     - EHL noted that a share repurchase increases the probability that the critical Chula Vista and Escondido power plant upgrades will not get completed under the current board and management.

     - EHL worries that the board and management will pursue an ill-advised transaction in the interim, out of distress.

     - EHL is committed to significantly reducing corporate overhead and has identified several unnecessary expenses including the MMC New York City office, excess legal, financial, advisory, and consulting engagements and compensation for directors and management in the form of both cash and stock. This will reduce the MMC's annual cash expenses in excess of $1 million.

Mr. Eason also stated that MMC stockholders would be confused about MMC's Board opposing a stockholder proposal contained in the proxy statement to authorize a share repurchase program after the MMC Board itself announced just last week that it had approved a share repurchase program.

"One fellow stockholder proposal in the preliminary proxy statement rightly noted that shareholders who participated in MMC's merger in May 2006 have suffered an 80.3% decline in value. We critically need to provide value to MMC's stockholders based on the prospects of the underlying business driven by experienced EHL management and directors", added Eason. "It is time for a change."

IMPORTANT INFORMATION

EHL and Messrs. Eason and Miller intend to file with the Securities and Exchange Commission and mail to stockholders a proxy statement and proxy card to be used to solicit proxies in connection with MMC's May 2008 annual meeting. Stockholders are advised to read carefully the proxy statement and other information related to the solicitation when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to MMC's stockholders and will be available, along with other relevant documents, at no charge, at the SEC's website at http://www.sec.gov. Information relating to the participants in such proxy solicitation will be contained in the proxy statement to be filed by EHL and Messrs. Eason and Miller.

Investor Contacts:
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G. William Eason
gwilliameason@energyholdingslimited.com
(917) 591-6906

Media Contacts:
--------------
Kevin McConville
kmcconville@energyholdingslimited.com
(832) 731-7096